Exhibit 99.1

FOR IMMEDIATE RELEASE

Alimera Sciences Reports Second Quarter 2024 Results

●	Net Revenue up 54% to $27 Million vs. Q2 2023
●	Global End User Demand Up 6% vs. Q2 2023
●	Company Recently Announced Definitive Merger Agreement with ANI Pharmaceuticals Inc.

ATLANTA, August 6, 2024 -- Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer, today announced financial results for the second quarter of 2024. Alimera will not host a conference call today due to the recently announced agreement to be acquired by ANI Pharmaceuticals, Inc. (“ANI”).

“We are pleased with our strong second quarter results, in line with our expectations, as we completed the integration of YUTIQ into our U.S. business and delivered $50 million in revenue in the first half this year," said Rick Eiswirth, Alimera’s President and Chief Executive Officer. "Further, we believe the acquisition agreement entered into with ANI Pharmaceuticals late in the second quarter is a testament to the value we have created at Alimera, and we look forward to completing the transaction later this quarter."

Key Second Quarter Financial Highlights:

●	Net revenue of $27.0 million up 54% vs Q2 2023
●	Net loss improved to $(3.3) million vs. $(10.7) million in Q2 2023
●	Adjusted EBITDA of $6.7 million vs. $0.9 million in Q2 2023
●	U.S. net revenue of $17.6 million, up 48% vs.$11.9 million in Q2 2023
●	International net revenue of $9.4 million, up 65% vs. $5.7 million in Q2 2023
●	Global end user demand of 3,821 up 6% vs. Q2 2023 on a pro-forma basis

Second Quarter Corporate Highlights:

●

On June 21, 2024, Alimera entered into an agreement and plan of merger with ANI. Under the proposed merger, Alimera will be acquired for $5.50 per share in cash at closing and one non-tradable contingent value right (CVR) representing the right to receive up to $0.50 per share upon the achievement of certain net revenue targets in 2026 and 2027. The transaction, which values Alimera’s equity at approximately $320 million in up front consideration, was approved by the ANI and Alimera Boards of Directors and is expected to close later this year. For more information, visit ANI’s website www.anipharmaceuticals.com

●

Modified the terms associated with royalty payments Alimera is obligated to pay SWK Funding LLC (“SWK”), reducing the royalty to 3.125% of net revenues, and defining any product containing fluocinolone acetonide (“FAc”) as being subject to such royalty, including ILUVIEN and YUTIQ.

Second Quarter 2024 Financial Results

Net Revenue

Consolidated global net revenue was up 54% to approximately $27 million for Q2 2024, compared to $17.5 million for Q2 2023, driven by the addition of YUTIQ in the U.S. segment, as well as increased sales volumes in the International segment of the business.

U.S. net revenue increased 48% to approximately $17.6 million for Q2 2024 compared to U.S. net revenue of $11.9 million for Q2 2023. The increase was primarily driven by net revenue from YUTIQ, which Alimera acquired in May 2023. U.S. end user demand grew by 6% in Q2 2024 to 2,189 units vs Q2 2023 on a pro-forma basis.

International net revenue increased 65% to approximately $9.4 million in Q2 2024, compared to approximately $5.7 million in Q2 2023. The increase in international net revenue in Q2 2024 was driven both by increased stocking of our international distributors and growth in end user demand. International end user demand grew 6% in Q2 2024 to 1,632 units vs Q2 2023.

Operating Expenses

Total operating expenses were approximately $23.2 million for Q2 2024, compared to approximately $16.3 million for Q2 2023. The increase was primarily attributable to $2.2 million in general and administrative expenses related to the merger agreement with ANI Pharmaceuticals Inc., $1.8 million of additional sales and marketing expenses driven by expansion of our commercial infrastructure to support selling two products in the U.S., $1.2 million in additional amortization expense attributable to the YUTIQ acquisition in May 2023, and $1.2 million in additional stock-based compensation expense.

Cash and Cash Equivalents

As of June 30, 2024, Alimera had cash and cash equivalents of approximately $10.8 million, compared to $14.3 million at March 31, 2024 and $12.1 million at December 31, 2023. During the second quarter of 2024, the Company made $1.9 million of accrued licensor payments to EyePoint Pharmaceuticals, Inc. related to the acquisition of YUTIQ in May 2023, and $2.4 million of accrued exit fee payments as required by the Company’s existing loan agreements with SLR Capital Partners, LLC due to the achievement of certain revenue milestones.

About Alimera Sciences, Inc.

Alimera Sciences is a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer. For more information, please visit www.alimerasciences.com.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA, as defined below, which is a non-GAAP financial measure. Alimera uses this measure to supplement the financial information presented on a GAAP basis. Alimera believes that excluding certain items from its GAAP financial results allows management to better understand its ongoing operations and analyze its financial performance from period to period and provides meaningful supplemental information to its investors.

Alimera defines “Adjusted EBITDA” as earnings before interest, taxes, depreciation, amortization, stock-based compensation expenses, net unrealized gains and losses from foreign currency exchange transactions, gains on extinguishment of debt, preferred stock dividends, severance expenses, expenses incurred with Merger Agreement, and change in fair value of warrant asset.

Alimera believes that Adjusted EBITDA, when taken together with its corresponding GAAP financial measure, provides meaningful supplemental information to its investors regarding its performance by excluding certain items that may not be indicative of its business, results of operations, or outlook. Accordingly, Adjusted EBITDA for the three months ended June 30, 2024 and 2023, together with a reconciliation to GAAP net income or loss, its most directly comparable GAAP financial measure, has been presented in the table entitled “Reconciliation of GAAP Loss to Non-GAAP Adjusted EBITDA.”

This non-GAAP financial measure may not be comparable to similarly titled measures reported by other companies, including companies in Alimera’s industry, because not all companies calculate Adjusted EBITDA in an identical manner or may use other financial measures to evaluate their performance. Therefore, this non-GAAP financial measure may be limited in usefulness for comparison between companies.

The presentation of this non-GAAP financial measure is not intended to be considered in isolation from or as a substitute for other financial performance measures prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. The principal limitation of this non-GAAP financial measure is that it excludes significant elements required by GAAP to be recorded in Alimera’s financial statements. In addition, this non-GAAP financial measure is subject to inherent limitations because it reflects the exercise of judgments by management. Investors are encouraged not to rely on any single financial measure to evaluate Alimera’s business.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, Alimera’s expectations with respect to growth opportunities, demand for its product, its business strategy, future operations, future financial position including the timeline for achieving positive Adjusted EBITDA, future revenues, projected costs, prospects, plans and objectives. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “contemplates,” “predict,” “project,” “target,” “likely,” “potential,” “continue,” “ongoing,” “will,” “would,” “should,” “could,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based on current expectations and involve inherent risks and uncertainties (some of which are beyond Alimera’s control), including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s most recently filed Annual Report on Form 10-K, most recently filed Quarterly Report on Form 10-Q, and any of Alimera’s subsequent filings with the U.S. Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely on the forward-looking statements Alimera makes or that are made on its behalf as predictions of future events. These forward-looking statements speak only as of the date of this press release. Alimera undertakes no obligation to publicly update or revise any of the forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Additional Information and Where to Find It

In connection with the Merger, Alimera intends to file a preliminary and definitive proxy statement. The definitive proxy statement and proxy card will be delivered to Alimera’s stockholders in advance of the special meeting relating to the proposed acquisition. Each of ANI and Alimera also plan to file other relevant materials with the SEC in connection with the Merger. INVESTORS IN AND SECURITY HOLDERS OF ALIMERA ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR WILL BE FURNISHED BY EACH OF ANI AND ALIMERA WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER, RELATED MATTERS AND THE PARTIES TO THE MERGER. Materials filed by ANI and Alimera can be obtained free of charge at the SEC’s website, www.sec.gov. In addition, materials filed by ANI can be obtained free of charge at ANI’s website, www.anipharmaceuticals.com, and materials filed by Alimera can be obtained free of charge at Alimera’s website, www.alimerasciences.com.

For investor inquiries:	For media inquiries:
Scott Gordon	Jules Abraham
for Alimera Sciences	for Alimera Sciences
scottg@coreir.com	julesa@coreir.com

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ALIMERA SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
	2024	2023
	(In thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$10,828	$12,058
Restricted cash	33	32
Accounts receivable, net	37,079	34,545
Prepaid expenses and other current assets	4,013	3,909
Inventory	3,455	1,879
Total current assets	55,408	52,423
Property and equipment, net	2,278	2,466
Right-of-use assets, net	996	1,124
Intangible assets, net	91,587	97,355
Deferred tax asset	101	104
Warrant asset	7	52
Total assets	$150,377	$153,524
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,208	$8,252
Accrued expenses	5,708	6,192
Accrued licensor payment	3,677	7,275
Finance lease obligations	245	194
Total current liabilities	19,838	21,913
Non-current liabilities:
Notes payable, net of discount	69,731	64,489
Accrued licensor payments	16,111	15,136
Other non-current liabilities	5,909	5,816
Total liabilities	111,589	107,354
Commitments and contingencies (note 8)
Stockholders’ equity:
Preferred stock, $.01 par value — 10,000,000 shares authorized at June 30, 2024 and December 31, 2023, none issued	—	—
Common stock, $.01 par value — 150,000,000 shares authorized, 52,387,763 shares issued and outstanding at June 30, 2024 and 52,354,450 shares issued and outstanding at December 31, 2023	524	524
Common stock warrants	4,396	4,396
Additional paid-in capital	464,825	462,446
Accumulated deficit	(428,052)	(418,490)
Accumulated other comprehensive loss	(2,905)	(2,706)
Total stockholders’ equity	38,788	46,170
Total liabilities and stockholders’ equity	$150,377	$153,524

ALIMERA SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	(In thousands, except share and per share data)

Net revenue	$27,000	$17,538	$50,011	$31,084
Cost of goods sold, excluding depreciation and amortization	(3,831)	(2,425)	(7,184)	(4,453)
Gross profit	23,169	15,113	42,827	26,631
Operating expenses:
Research, development and medical affairs expenses	4,263	3,648	8,624	7,812
General and administrative expenses	7,379	4,373	12,811	8,544
Sales and marketing expenses	8,511	6,434	17,593	12,238
Depreciation and amortization	3,093	1,866	6,178	2,547
Total operating expenses	23,246	16,321	45,206	31,141
Loss from operations	(77)	(1,208)	(2,379)	(4,510)
Interest expense and other, net	(3,153)	(1,694)	(6,892)	(3,361)
Unrealized foreign currency loss, net	(125)	(7)	(321)	(20)
Loss on extinguishment of debt	—	(1,079)	—	(1,079)
Change in fair value of common stock warrant	—	(105)	—	(91)
Change in fair value of warrant asset	1	(5,911)	(45)	(5,911)
Net loss before income taxes	(3,354)	(10,004)	(9,637)	(14,972)
Income tax benefit (provision)	43	(25)	75	(25)
Net loss	(3,311)	(10,029)	(9,562)	(14,997)
Preferred stock dividends	—	(669)	—	(683)
Net loss applicable to common stockholders	$(3,311)	$(10,698)	$(9,562)	$(15,680)
Net loss per share — basic and diluted	$(0.06)	$(1.32)	$(0.18)	$(2.07)
Weighted average shares outstanding — basic and diluted	54,383,604	8,093,640	54,370,216	7,565,868

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	(In thousands)
U.S. GAAP net loss	$(3,311)	$(10,029)	$(9,562)	$(14,997)
Adjustments to U.S. GAAP net loss:
Interest expense and other, net	3,153	1,694	6,892	3,361
Expenses incurred with Merger Agreement	2,226	—	2,226	—
Income tax (benefit) provision	(43)	25	(75)	25
Depreciation and amortization	3,093	1,866	6,178	2,547
Stock-based compensation	1,457	217	2,302	442
Foreign currency exchange losses	125	7	321	20
Extinguishment of debt	—	1,079	—	1,079
Change in fair value of warrant asset	(1)	5,911	45	5,911
Change in fair value of common stock warrant	—	105	—	91
Severance expenses	15	—	191	—
Non-GAAP adjusted EBITDA	$6,714	$875	$8,518	$(1,521)